Exhibit 99.1

Deckers Outdoor Corporation Reports Record Third Quarter Financial Results

Company Reports Third Quarter Sales Increased 15.8% to a Record $228.4 Million

Third Quarter Diluted EPS Increased 31.5% to a Record $2.59

Company Raises Full Year Outlook

GOLETA, Calif.--(BUSINESS WIRE)--October 22, 2009--Deckers Outdoor Corporation (NASDAQGS: DECK) today announced record financial results for the third quarter ended September 30, 2009.

Third Quarter Highlights

  Net sales increased 15.8% to $228.4 million versus $197.3 million for the same period last year.
  Diluted EPS increased 31.5% to $2.59 versus $1.97 for the same period last year.
  Domestic sales increased 10.3% to $179.0 million compared to $162.3 million for the same period last year.
  International sales increased 41.1% to $49.4 million compared to $35.0 million for the same period last year.
  UGG® brand sales increased 19.1% to $212.8 million versus $178.7 million for the same period last year.

Angel Martinez, President, Chief Executive Officer and Chairman of the Board of Directors, stated: “In addition to exceeding expectations, our third quarter results highlight our efforts to further diversify our product lines, expand our share of the market, and control expenses. Our UGG brand sales continue to be led by our core boot category, with the performance of several new styles driving the strong start to the fall selling season. Our focus on broadening the depth of our collections has enabled us to increase shelf space and attract new consumers to the brand. At the same time, we had a positive response to our more technical line of closed toe, light hikers, which will help establish our Teva® brand as a true year-round brand and provide important momentum for spring 2010. Our Simple® brand is also experiencing solid sell-through as ecoSNEAKS® continue to perform well at major accounts such as Nordstrom and Journeys. We are very pleased with our ability to successfully execute our business plan in what continues to be an uncertain economic environment. We remain focused on effectively managing our expenses and inventory levels and are moving forward excited about the many long-term domestic and international growth opportunities that lie ahead for the Company.”

Division Summary

UGG® Brand

UGG brand net sales for the third quarter increased 19.1% to $212.8 million compared to $178.7 million for the same period last year. The sales gain was primarily attributable to an increase in domestic and international shipments of fall product versus the same period a year ago.

Teva® Brand

Teva brand net sales decreased 19.5% to $9.0 million for the third quarter compared to $11.2 million for the same period last year. The decline in sales was primarily the result of lower sell-in during the third quarter compared with the same period last year.

Simple® Brand

Simple brand net sales for the third quarter decreased 31.4% to $3.5 million compared to $5.2 million for the same period last year, with a lower than normal rate of reorder business in the quarter. Simple brand sales were also higher in the third quarter of 2008 in part due to the launch of Planet Walkers®, a collection which has since been discontinued.

Other Brands

Combined net sales of the Company’s other brands increased 38.9% to $3.1 million for the third quarter of 2009 compared to $2.2 million for the same period last year. The increase was attributable to reporting a full quarter of activity for all brands as the Company acquired such brands during 2008 and 2009.

eCommerce

Sales for the eCommerce business, which are included in the brand sales numbers above, decreased 21.2% to $8.4 million for the third quarter compared to $10.6 million for the same period a year ago. The decrease in sales resulted from more second quarter backorders carried into and shipped in the third quarter of 2008 than 2009 for the UGG brand and a decline in our conversion rates for all brands.

Retail Stores

Sales for the retail store business, which are included in the brand sales numbers above, increased 128.3% to $12.3 million for the third quarter compared to $5.4 million for the same period a year ago, primarily as a result of more store locations in 2009. For those stores that were open during the full three months ended September 30, 2008 and 2009, same store sales grew by 31.1%.

Inventories

At September 30, 2009, inventories increased 18.9% to $187.8 million versus $157.9 million for the same period a year ago. By division, the UGG brand increased by $40.6 million to $174.9 million compared to $134.4 million for the same period last year, the Teva brand decreased by $8.7 million to $7.0 million compared to $15.7 million for the same period last year and the Simple brand decreased by $2.4 million to $3.5 million compared to $5.9 million for the same period last year. The Company’s other brands totaled $2.4 million at September 30, 2009. It is important to note that the majority of the UGG brand’s business is pre-booked and the increase in the UGG brand’s inventory is necessary to fulfill the volume of orders currently on the order books. In addition, $9.0 million of the increase in UGG brand inventory was from the Company’s global retail store inventory, due in part to the Company’s additional retail stores at September 30, 2009 compared to a year ago.

Share Repurchases

During the third quarter, the Company repurchased approximately 300,000 shares of its common stock under its stock repurchase program for a total of approximately $20.0 million.

Full-Year 2009 Outlook

  Based upon the UGG brand’s third quarter performance coupled with increased visibility into the fourth quarter, the Company is raising its full year revenue outlook. The Company now expects its full year revenue to increase approximately 13% over 2008, compared to previous guidance of approximately 9% to 10%.
  The Company is also raising its diluted earnings per share outlook for 2009 and now expects its full year non-GAAP diluted earnings per share to increase approximately 9% over the $7.27 non-GAAP diluted EPS in 2008. This compares to its previous expectation for full year non-GAAP diluted EPS to be flat to up slightly. This guidance is based on an anticipated diluted share count of approximately 13.1 million shares. This guidance also assumes a gross profit margin of approximately 44.3%, compared to its previous expectation of approximately 44.5%, and SG&A as a percentage of sales of approximately 23.4%, compared to its previous expectation of approximately 24.5%.
  Non-GAAP diluted EPS differs from GAAP diluted EPS by excluding pre-tax, non-cash impairment charges of $1.0 million in 2009 and $35.8 million in 2008 as described in our earnings releases for the second quarter ended June 30, 2009 and the fourth quarter ended December 31, 2008, respectively, which management does not believe are indicative of the Company’s core business. Such impairment charges, if any, for the fourth quarter 2009 and the full year cannot be forecast at this time; however, if incurred, would decrease GAAP diluted EPS as compared to non-GAAP diluted EPS.

Fourth Quarter Outlook

  The Company currently expects fourth quarter 2009 revenue to increase approximately 4% and non-GAAP diluted earnings per share to increase approximately 5% from 2008 levels, which excludes pre-tax, non-cash impairment charges of $20.9 million for the fourth quarter ended December 31, 2008 as described in our earnings release for that period. This is up from its previous revenue expectations of a slight decrease and non-GAAP diluted EPS expectations of an approximate 4% decrease. This guidance is based on an anticipated diluted share count of approximately 13.0 million shares. This guidance also assumes a gross profit margin of approximately 47.0%, compared to previous expectations of 47.5%, and SG&A as a percentage of sales of approximately 19.3%, slightly below the previous expectations of 20.0%.

The Company’s conference call to review third quarter fiscal 2009 results will be broadcast live over the internet today, Thursday, October 22, 2009 at 4:30 pm Eastern Time. The broadcast will be hosted at www.deckers.com and www.earnings.com.

Deckers Outdoor Corporation strives to be a premier lifestyle marketer that builds niche brands into global market leaders by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. UGG® Australia, Teva® and Simple® Shoes are registered trademarks of Deckers Outdoor Corporation.

This news release contains statements regarding our expectations, beliefs and views about our future financial performance which are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may" or by the fact that such statements relate to future, and not just historical, events or circumstances, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for the Company's markets and the demand for its products. The forward-looking statements in this news release regarding our future financial performance are based on currently available information as of the date of this release, and because our business is subject to a number of risks and uncertainties, some of which may be beyond our control, actual operating results in the future may differ materially from the future financial performance expected at the current time. Those risks and uncertainties include, among others: the continued decline of the global economy; our ability to anticipate fashion trends; consumer demand or inventory needs; whether the UGG brand will continue to grow at the same rate it has experienced in the past; impairment charges related to our brands’ intangible assets if our product sales or operating performance decline to a point that the fair value of our brands’ intangible assets do not exceed their carrying values; shortages or price fluctuations of raw materials that could interrupt product manufacturing and increase product costs; increased costs of manufacturing in China and actions by the Chinese government; currency fluctuations; our ability to implement our growth strategy; the success of our customers, their ability to perform and obtain credit in an adverse economic environment and the risk of losing one or more of our key customers; our ability to develop and protect our brands and intellectual property; the risk that counterfeiting can harm our sales or our brand image; our dependence on independent manufacturers to supply our products; the risk that retailers could postpone or cancel existing orders; unpredictable events and circumstances and currency risks related to our international operations; a downturn in key market economies; volatile credit markets; liquidity and market risks for our cash equivalents and short-term investments; the risk of losing key personnel; a delay or interruption in the delivery of merchandise to our customers; and the sensitivity of our sales to seasonal and weather conditions. Certain of these risks and uncertainties, as well as others, are more fully described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which we filed with the Securities and Exchange Commission on March 2, 2009, and under “Risk Factors” in any subsequent filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date of this release. The Company undertakes no obligation to publicly release or update the results of any revisions to forward-looking statements, which may be made to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks and uncertainties highlighted herein should not be assumed to be the only items that could affect the future performance or valuation of the Company.

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	September 30,	December 31,
Assets	2009	2008

Current assets:
Cash and cash equivalents	$75,612	176,804
Restricted cash	300	300
Short-term investments	49,939	17,976
Trade accounts receivable, net	112,929	108,129
Inventories	187,758	92,740
Prepaid expenses and other current assets	3,635	3,691
Deferred tax assets	13,317	13,324
Total current assets	443,490	412,964

Restricted cash	400	700
Property and equipment, at cost, net	34,380	28,318
Intangible assets, net	25,008	24,034
Deferred tax assets	17,335	17,447
Other assets	814	258

Total assets	$521,427	483,721

Liabilities and Stockholders' Equity

Current liabilities:
Trade accounts payable	$51,956	42,960
Accrued expenses	20,385	27,672
Income taxes payable	21,543	24,577
Total current liabilities	93,884	95,209

Long-term liabilities	6,080	3,847

Stockholders' equity:
Deckers Outdoor Corporation stockholders' equity:
Common stock	128	131
Additional paid-in capital	123,118	115,214
Retained earnings	297,562	268,515
Accumulated other comprehensive income	415	392
Total Deckers Outdoor Corporation stockholders' equity	421,223	384,252
Noncontrolling interest	240	413
Total equity	421,463	384,665

Total liabilities and stockholders' equity	$521,427	483,721

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended		Nine-month period ended
	September 30,		September 30,
	2009	2008	2009	2008

Net sales	$228,414	197,288	465,188	385,939
Cost of sales	130,463	111,948	267,539	218,111
Gross profit	97,951	85,340	197,649	167,828

Selling, general and administrative expenses	44,871	42,259	121,018	99,731
Impairment loss	---	---	1,000	14,900
Income from operations	53,080	43,081	75,631	53,197

Other (income) expense, net:
Interest income	(101)	(455)	(973)	(2,507)
Interest expense	8	14	(915)	85
Other, net	(12)	20	(54)	(237)
Income before income taxes	53,185	43,502	77,573	55,856

Income tax expense	19,434	17,445	28,702	22,325

Net income	33,751	26,057	48,871	33,531
Less: Net loss (income) attributable to
noncontrolling interest	74	(43)	173	(43)

Net income attributable to Deckers Outdoor
Corporation	$33,825	26,014	49,044	33,488

Net income attributable to Deckers Outdoor
Corporation common stockholders per share:
Basic	$2.61	1.99	3.75	2.57
Diluted	$2.59	1.97	3.73	2.54

Weighted-average common shares:
Basic	12,976	13,054	13,061	13,031
Diluted	13,070	13,199	13,160	13,183

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month	Twelve-month
	period ended	period ended
	December 31,	December 31,
	2008	2008

Income before income taxes	$64,646	$120,502
Add back impairment charges	20,925	35,825

Income before income taxes, excluding impairment charges	85,571	156,327

Income tax expense (1)	32,214	60,494

Net income excluding impairment charges	53,357	95,833

Less: Net loss attributable to noncontrolling interest	(120)	(77)

Net income excluding impairment charges attributable to
Deckers Outdoor Corporation	53,477	95,910

Net income excluding impairment charges attributable to
Deckers Outdoor Corporation common stockholders per share:
Basic	$4.09	$7.35
Diluted	4.05	7.27

Weighted-average shares:
Basic	13,072	13,042
Diluted	13,198	13,195

(1) The non-GAAP income tax expense for the three and twelve months ended December 31, 2008 assumes the same effective tax rate as the GAAP income tax expense for those periods.

Use of Non-GAAP Financial Measures

To supplement the actual and forecast results in accordance with U.S. generally accepted accounting principles (GAAP), for the applicable periods, the Company also used non-GAAP measures of net income and earnings per share, which are adjusted from the GAAP-based results to exclude non-cash impairment charges. This adjustment is not in accordance with or an alternative for GAAP. This adjustment is provided to enhance an overall understanding of the Company's financial performance for the applicable periods and are indicators management uses for planning and forecasting future periods.

The excluded items represent non-cash impairment charges associated with the write-down of the Company's Teva goodwill and trademarks and TSUBO goodwill because management does not believe these expenses are indicative of the Company's core business. Even though such items have occurred in the past and may recur in future periods, it is driven by events that are not directly related to the Company's ongoing core business operations. These financial measures are not to be considered in isolation from, or as a substitute for, financial results prepared in accordance with GAAP.

CONTACT:
Company:
Deckers Outdoor Corporation
Tom George, 805-967-7611
Chief Financial Officer
or
Investor Relations:
ICR
Chad Jacobs/Brendon Frey
203-682-8200